EXHIBIT 10.1


                           ELITE PHARMACEUTICALS, INC.
                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT, dated as of November 4th, 2003 (the "Effective Date") between Elite Pharmaceuticals, Inc., a Delaware corporation ("Company"), with offices at 165 Ludlow Avenue, Northvale, New Jersey 07647 and Saggi Capital Corp., with offices at 9 Prospect Hill Road Extension, Pine Plains, New York 12567 ("Consultant").

         WHEREAS, the Company anticipates the material expansion of its operations as a result of (i) funding in the form of debt, equity or a combination of debt and equity in the amount of at least $2,000,000 (the "Funding") or (ii) the acquisition of Nostrum Pharmaceuticals Inc. a privately held corporation engaged in the development and distribution of drug delivery systems (the "Nostrum Acquisition").

         WHEREAS the Company desires to secure the availability of the services on a consulting basis of an advisor with the financial knowledge and sophistication possessed by Consultant upon the completion of the Funding or the Nostrum Acquisition and Consultant desires to make itself available to provide such services.

         NOW THEREFOR IT IS HEREBY AGREED THAT:

         1. Upon consummation of the earlier of the Funding or the Nostrum Acquisition (the "Effective Date"), Consultant agrees to make itself available to provide and to provide at the prior request of the Company its consulting services on a nonexclusive basis in connection with the financial affairs of the Company. Consultant's services will include advice with respect to overall strategic planning, financing opportunities, acquisition policy, commercial and investment banking relationships and stockholder matters and such other related services as may be mutually agreed upon by Consultant and the Company. In no event, however, shall Consultant be required to provide services hereunder which
(i) exceed 40 hours in the aggregate  during any fiscal  quarter of the Company,
(ii) after a date one year from the Effective Date at which time the Agreement will terminate except for Sections 4, 5 and 6 hereof, and (iii) which require Consultant to travel beyond a 50 mile radius from New York City.

         2. In consideration of Consultant's agreement to provide services pursuant to this Agreement, Consultant shall be entitled to receive, and the Company agrees to pay Consultant $75,000 payable in twelve monthly installments of $6,250 each with the first installment to be paid at the end of the first month following the Effective Date and to issue on the Effective Date to Consultant a Warrant in the form of Exhibit A hereto to purchase 100,000 shares of the common stock, par value $.01 per share, of the Company, which contains a provision for a cashless exercise.

         3. The Company will reimburse Consultant for reasonable and necessary expenses incurred by Consultant in performing the services hereunder, at cost and without any markup or profit to Consultant. In all events, the Company will not reimburse any general, administrative or overhead costs of Consultant. Consultant agrees, as a condition to receiving any such reimbursement, to provide an itemized detail of Consultant's expenses incurred as a result of any such request.

         4. Except as provided in this Section 4, during the term of this Agreement and for so long as secrecy is maintained, Consultant will not disclose any Confidential Information of the Company to any person, firm, corporation or other entity for any reason or purpose whatsoever (other than in the normal course of business on a need-to-know basis after the Company has received assurances that the Confidential Information will be kept confidential by the recipient thereof), nor will Consultant make use

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of any such Confidential  Information for its own purposes or for the benefit of any person, firm, corporation or other entity except the Company. "CONFIDENTIAL INFORMATION" means all information which is or becomes known to Consultant, including all such information which became known to Consultant during the period prior to the date of the Agreement, and relates to such matters as intellectual property, research and development activities, new or prospective products or services, books and records, financial data, customer lists, marketing techniques, suppliers, purchases, potential business combinations, distribution channels, services, procedures, pricing information and private processes as they may exist from time to time; PROVIDED that the term "Confidential Information" will not include information that is or becomes generally available to the public (other than as a result of a disclosure in violation of this Agreement by Consultant or by a person who received such information from Consultant in violation of this Agreement).

         5. Consultant agrees to execute and deliver a Non-Disclosure Agreement with the Company in the form of Exhibit B hereto.

         6. The Company agrees to indemnify and hold harmless Consultant against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Consultant is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Consultant's acting for the Company, including, without limitation, any act or omission by Consultant in connection with its acceptance of or the performance or non-performance of its obligations under this Agreement as it may be amended from time to time (the "AGREEMENT"); PROVIDED, HOWEVER, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Consultant. The Company also agrees that Consultant shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Consultant, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Consultant gross negligence or willful misconduct.

         If any action, suit, proceeding, or investigation is commenced, as to which Consultant proposes to demand indemnification, it shall notify the Company with reasonable promptness; PROVIDED, HOWEVER, that any failure by Consultant to notify the Company shall not relieve the Company from its obligations hereunder, except to the extent that its defenses have been materially prejudiced thereby. The Company shall designate counsel to represent Consultant and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and its counsel. The Company shall pay the fees, expenses, and disbursements of such counsel. The Company shall be liable for any settlement of any claim against Consultant made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Consultant, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Consultant of an unconditional release from all liability in respect of such claim.

         In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent

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jurisdiction (not subject to further appeal) that such  indemnification  may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Consultant, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Consultant, on the other hand, and also the relative fault of the Company, on the one hand, and
Consultant  on the other hand,  in  connection  with the  statements,  acts,  or
omissions  which  resulted  in  such  losses,  claims,   damages,   obligations,
penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is no also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Consultant shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Consultant pursuant to the Agreement.

         Neither termination nor completion of the engagement of Consultant referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

         7. The obligations, terms and conditions set forth in Sections 4, 5 and 6 shall survive the terms of this Agreement.

         8. (a) Upon termination of this Agreement,  Consultant will immediately
(i) return or destroy (and provide evidence of such destruction), as the Company may direct, all documentation in any medium that contains, refers to, or relates to the Confidential Information (as defined in Section 4), and will retain no copies thereof.

         (b) This Agreement shall governed by the laws of the State of Delaware (other than its choice of laws provisions). It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Company and Consultant consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving the Company's goodwill and proprietary rights, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

         (c) The parties acknowledge that the Company's damages at law would be an inadequate remedy for the breach by Consultant of any provision of Sections 4 or 5, and agree in the event of such breach that the Company may obtain temporary and permanent injunctive relief restraining Consultant from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Sections 4 or 5 of this Agreement.

         (d) The relationship of Consultant to the Company shall be that of an independent contractor. Nothing herein shall be construed to constitute the parties as partners or joint venturers, or as employees or agents of the other. Except as expressly set forth herein, neither party has any express or implied right or authority to assume or create any obligations on behalf or in the name of the other. Personnel and subcontractors supplied by Consultant are not the Company 's personnel or agents, and Consultant assumes full responsibility for their acts.

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         (e) This  Agreement  is personal  in its nature and the parties  hereto will not, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; PROVIDED that the provisions hereof will inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets, or otherwise.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

                                         ELITE PHARMACEUTICALS, INC.

                                         By: /s/ Bernard Berk
                                             -----------------------------------
                                             Name: Bernard Berk
                                             Title: Chief Executive Officer


                                         CONSULTANT:

                                         SAGGI CAPITAL CORP.

                                         By: /s/ Sharon Will
                                             -----------------------------------
                                             Name: Sharon Will
                                             Title:

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